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                                                                EXHIBIT 99(A)(9)

                                  NEWS RELEASE

MVII, LLC
654 Osos Street
San Luis Obispo, CA 93401
(805) 545-7900

                          LLC CONTROLLED BY TOM MARTIN
                          INITIATES CASH TENDER OFFER
             FOR 1.6 MILLION SHARES OF DSI TOYS AT $4.38 PER SHARE
                    FOR CONTROLLING INTEREST IN THE COMPANY

     Dallas, TX, April 21, 1999 -- MVII, LLC, a California limited liability company controlled by Tom Martin, announced that today it is commencing a tender offer to purchase up to 1.6 million shares of the Common Stock of DSI Toys, Inc. (Nasdaq: DSIT) at $4.38 per share in cash. The tender offer is being made pursuant to a Stock Purchase Agreement and other related agreements and definitive offering documents that are being filed today with the Securities and Exchange Commission. The offer is conditional upon the tender of a minimum number of shares and receipt of regulatory approvals, as well as certain other conditions that are set forth in the offering documents. Certain members of DSI's management and board of directors have entered into agreements under which they have agreed to tender shares held by them into the offer.

     On April 15, MVII announced a $5 million investment in DSI Toys and at that time purchased $1.2 million of DSI Toys' common stock. The additional $3.8 million investment in the Company is subject to shareholder and certain other approvals as set forth in the Stock Purchase Agreement. DSI's Board of Directors has unanimously approved the Stock Purchase Agreement, including the tender offer. Upon consummation of the transaction, MVII will own more than 47% of DSI Toys' outstanding shares and MVII will be entitled to nominate four of the six members of the Board of Directors of DSI.

     The tender offer, proration and withdrawal rights expire at 5:00 p.m., New York City time, on Tuesday, May 25, 1999, unless the offer is extended. Southwest Securities, Inc. is serving as the Dealer Manager and MacKenzie Partners, Inc. is serving as the Information Agent for the tender offer. The information filed with the Securities and Exchange Commission in connection with the tender offer may be obtained by calling MacKenzie Partners, Inc., toll-free, at 800-322-2885.

     DSI Toys, Inc. designs, develops, markets and distributes high quality, value-priced toys and children's consumer electronics. Core product categories are juvenile audio products (including Tech-Link(TM) and Digi-Tech(TM) walkie-talkies, pre-teen audio products and Kawasaki(R) and Burnin' Thunder(TM) radio control vehicles, BlockMen(TM) construction sets, and western and military action toys). DSI's web sites can be reached at http://www.dsitoys.com and http://www.blockmen.com.

     MVII is led by Tom Martin. Before his involvement in MVII, Mr. Martin was president and CEO of Martin Media LP, a closely held outdoor advertising business. Mr. Martin joined Martin Media in 1976 and, through 50-plus acquisitions and internal growth, positioned Martin Media as one of the top ten outdoor advertising firms in the nation. In July 1998 Martin Media was sold to Chancellor Media for $610 million. Prior to managing Martin Media, Mr. Martin spent ten years in the toy business at Mattel, Inc. as a design and marketing executive.
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SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995:
Statements in this press release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new and existing products, capital resources, and future financial condition and results are forward-looking. Forward-looking statements involve risks and uncertainties, which may cause DSI's actual results in future periods to differ materially and adversely from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of DSI's customers, liquidity of DSI, competition, and other factors discussed from time to time in DSI's filings with the Securities and Exchange Commission.

For more information, contact:

Tom Martin
MVII, LLC
654 Osos Street
San Luis Obispo, CA 93401
(805) 545-7900

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